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                                                                     Exhibit 8.2


                    [ORTIZ, SAINZ Y ERREGUERENA LETTERHEAD]



                                                                 January 2, 2003


TFM, S.A. DE C.V.
Av. Periferico Sur No. 4829, 4to Piso
Col. Parques del Pedregal, C.P. 14010
Delegacion Tlalpan
Mexico, D.F., Mexico

Ladies and Gentlemen:

     We have acted as special Mexican tax counsel to TFM, S.A. de C.V., a variable capital company (the "Company") organized under the laws of the United Mexican States ("Mexico"), with respect to the preparation of a Registration Statement on Form F-4 (hereinafter the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to an offer to exchange (the "Exchange Offer") up to U.S. $180,000,000 aggregate principal amount of its 12.50% Senior Notes due 2012 (the "Exchange Notes") for a like amount of its outstanding 12.50% Senior Notes due 2012 (the "Outstanding Notes"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture (as defined below).

     The Exchange Notes will be issued pursuant to the Indenture, dated as of June 13, 2002, by and between the Company and The Bank of New York, as trustee.

     In connection herewith, we have examined the Registration Statement. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other documents as we have deemed appropriate in order to express the opinions set forth below.

     Based upon such examination, it is our opinion that the exchange of an Outstanding Note by a foreign holder (as defined in the Registration Statement) for an Exchange Note pursuant to the Exchange Offer will not be a taxable event for Mexican federal income tax purposes. A foreign holder will have the same tax basis and holding period in the Exchange Note as it did in the Outstanding
Note immediately before the exchange.

     The foregoing opinion is limited to the laws of Mexico.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained in the Registration Statement under the heading "Taxation" in such prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion may not be used, relied on, circulated, quoted or otherwise referred to by any person or entity (other than the Company and Curtis, Mallet-Prevost, Colt & Mosle LLP) for any purpose whatsoever without our prior written consent in each instance.

Very truly yours,

/s/ Jorge Sainz A.
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Ortiz Sainz y Erreguerena S.C.
by: Jorge Sainz A.
Partner